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                           ASSET PURCHASE AGREEMENT


                                     AMONG


                              OWOSSO CORPORATION


                          ASTRO AIR ACQUISITION CORP.


                                ASTRO AIR, INC.


                                   REX DACUS


                                      and


                            DACUS PROPERTIES, INC.





                             DATED: April 2, 1998





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



                               TABLE OF CONTENTS
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                                                                                                               Page
BACKGROUND........................................................................................................1

ARTICLE 1 - SALE AND PURCHASE OF ASSETS; PURCHASE PRICE...........................................................1
         1.1.  Purchase and Sale of Assets........................................................................1
         1.2.  Purchase Price.  ..................................................................................3
         1.3.  Liabilities.  .....................................................................................3
         1.4.  Allocation of Purchase Price.  ....................................................................3

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF SELLER..............................................................4
         2.1.  Organization, Power, Standing and Qualification....................................................4
         2.2.  Power and Authority................................................................................4
         2.3.  Validity of Contemplated Transactions..............................................................4
         2.4.  Government and Third-Party Approvals...............................................................5
         2.5.  Title to Purchased Assets and Related Matters......................................................5
         2.6.  Other Representations Regarding Purchased Assets...................................................5
         2.7.  Financial Statements...............................................................................6
         2.8.  Absence of Undisclosed Liabilities.................................................................6
         2.9.  Certain Tax Matters................................................................................7
         2.10.  Litigation; Compliance with Laws..................................................................7
         2.11.  Employees.........................................................................................7
         2.12.  Overtime, Back Wage, Vacation, Discrimination, and Occupational Safety Claims.....................8
         2.13.  Insurance.........................................................................................8
         2.14.  Contracts.........................................................................................8
         2.15.  Other Transactions...............................................................................10
         2.16.  Product Liability Claims.........................................................................10
         2.17.  No Changes.......................................................................................10
         2.18.  Copies of Articles and Bylaws....................................................................11
         2.19.  Hazardous Substances.............................................................................11
         2.20.  Relationship With Customers and Suppliers........................................................11
         2.21.  Transactions With Affiliates.....................................................................11
         2.22.  Capital Expenditures.............................................................................12
         2.23.  Veracity of Statements...........................................................................12

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................12
         3.1.  Power and Authority...............................................................................12
         3.2.  Conflict With Authority, Bylaws, Etc..............................................................12

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                                      -i-
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
ARTICLE 4 - ACTIVITIES PRIOR TO CLOSING BY SELLER................................................................13
         4.1.  Operation of Business.............................................................................13
         4.2.  Access to Information.............................................................................14
         4.3.  Best Efforts......................................................................................14
         4.4.  Consents to Assignment............................................................................14
         4.5.  Benefit Plans.....................................................................................14
         4.6.  Notice of Change..................................................................................15
         4.7.  No Discussions....................................................................................15
         4.8.  Publicity.........................................................................................15

ARTICLE 5 - ACTIVITIES PRIOR TO CLOSING BY BUYER.................................................................15
         5.1.  Best Efforts......................................................................................15
         5.2.  Access to Information.............................................................................15
         5.3.  Confidentiality...................................................................................15
         5.4.  Employees.........................................................................................16
         5.5.  Transfer of Licenses..............................................................................16

ARTICLE 6 - CONDITIONS PRECEDENT TO CLOSING......................................................................16
         6.1.  Conditions to Obligation of Buyer to Close........................................................16
         6.2.  Conditions to Obligation of Seller to Close.......................................................18

ARTICLE 7 - INDEMNIFICATION......................................................................................19
         7.1.  By Seller.........................................................................................19
         7.2.  By Buyer..........................................................................................19
         7.3.  Procedures........................................................................................20

ARTICLE 8 - SURVIVAL OF REPRESENTATIONS AND WARRANTIES...........................................................20

ARTICLE 9 - THE CLOSING..........................................................................................21
         9.1.  Time and Place....................................................................................21
         9.2.  Conduct at Closing................................................................................21

ARTICLE 10 - CONDUCT OF SELLER AND BUYER AFTER CLOSING...........................................................22
         10.1.  Post-Closing Conduct Generally...................................................................22
         10.2.  Non-Competition..................................................................................23
         10.3.  Insurance........................................................................................24

ARTICLE 11 - BROKERAGE; EXPENSES.................................................................................24

ARTICLE 12 - TAXES...............................................................................................24

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                                     -ii-

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
ARTICLE 13 - TERMINATION.........................................................................................25
         13.1.  Events of Termination............................................................................25
         13.2.  Consequences of Termination......................................................................25
         13.3.  Expenses if No Closing...........................................................................26

ARTICLE 14 - MISCELLANEOUS.......................................................................................26
         14.1.  Entire Agreement; Amendments.....................................................................26
         14.2.  Headings.........................................................................................26
         14.3.  Gender; Number...................................................................................26
         14.4.  Exhibits and Schedules...........................................................................26
         14.5.  Severability.....................................................................................26
         14.6.  Notices..........................................................................................26
         14.7.  Waiver...........................................................................................27
         14.8.  Assignment.......................................................................................27
         14.9.  Successors and Assigns...........................................................................28
         14.10.  Governing Law...................................................................................28
         14.11.  No Benefit to Others............................................................................28
         14.12.  Counterparts....................................................................................28


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                                     -iii-

                           ASSET PURCHASE AGREEMENT
                           ------------------------


                  This Asset Purchase Agreement (the "Agreement") is made this 2nd day of April, 1998, by and among OWOSSO CORPORATION, a Pennsylvania corporation ("Parent"), ASTRO AIR ACQUISITION CORP., a wholly-owned subsidiary of Parent ("Buyer"), ASTRO AIR, INC., a Texas corporation (the "Seller"), DACUS PROPERTIES, INC., a Texas corporation ("Dacus Properties"), and REX DACUS, an individual residing in the State of Texas ("Dacus").


                                  BACKGROUND
                                  ----------

                  Seller is engaged in the business of manufacturing evaporator, condenser, and heater coils (the "Business"). Dacus Properties owns the majority of the issued and outstanding shares of capital stock of Seller.

                  Parent, through Buyer, desires to purchase, and Seller desires to sell, substantially all of the assets and the liabilities of Seller used in carrying out the Business of Seller, all upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, and intending to be legally bound, Parent, Buyer, Seller, Dacus Properties and Dacus agree as follows:


                                   ARTICLE 1

                  SALE AND PURCHASE OF ASSETS; PURCHASE PRICE
                  -------------------------------------------


         1.1.  Purchase and Sale of Assets.

                  1.1..1. Purchased Assets. Subject to the terms and conditions contained in this Agreement, at the Closing on the Closing Date (as such terms are defined in Section 9.1 below), Seller shall sell, assign, transfer, and deliver to Buyer and Buyer shall purchase from Seller, free and clear of all security interests, liens, claims, and encumbrances (except those which the Buyer has expressly agreed to assume herein) all of the assets that are owned by or used in the Business as they shall exist at the Closing Date (as defined in Section 9.1) (collectively "Purchased Assets") and excluding only the Retained Assets as defined in Section 1.1.2. Without limiting the generality of the foregoing, the "Purchased Assets" shall include the following:

                           (a) Tangible Personal Property. All of Seller's
furniture, fixtures, machinery, equipment, tools, replacement parts and other tangible personal property, wherever located (the "Purchased Tangible Personal Property");

                           (b) Inventory. All of Seller's inventory
(including, without limitation, all raw materials, work in progress and items in transit), wherever located (the "Purchased Inventory");

                           (c) Cash. All of Seller's cash and cash
equivalents, wherever located, including but not limited to bank and mutual fund accounts and securities;

                           (d) Accounts Receivable. All of Seller's accounts
receivable and notes receivable created or arising in respect of the sale of products or other assets of Seller;

                           (e) Customer Lists. All of Seller's customer lists
(the "Purchased Customer Lists");

                           (f) Existing Contracts. All of Seller's existing
contracts which relate to the Purchased Assets or the Business (the "Existing Contracts");

                           (g) Leases. All of Seller's real estate and other
lease agreements, including any and all rights thereunder including, security deposits (the "Purchased Leases");

                           (h) Name. Seller's corporate name "Astro Air"; and

                           (i) Intangible Assets. All of Seller's right,
title, and interest in and to Seller's industrial and intellectual property rights, including but not limited to patents, patent applications, patent rights, trademarks, trademark registrations, trademark registration applications, trade names, service marks, copyrights, computer programs, trade secrets, product related artwork, designs, shop drawings, models, production procedures, technology and proprietary processes, and formulae, all franchise, permits, and licenses (to the extent such are assignable), telephone numbers, supplier and referral lists, advertising materials and data, blueprints, methods and other similar know-how or rights or intangible assets used in the operation of the Business, together with copies of all books, exclusive of corporate records, minute books, and stock transfer ledgers, records, computer software, files, papers, and other data of Seller relating to the operation of the Business (the "Purchased Intangible Assets").

                  1.1..2. Retained Assets. The term "Retained Assets" shall mean the following assets, which shall be retained by Seller and not sold to Buyer, anything herein to the contrary notwithstanding:

                           (a) Corporate Records. Seller's corporate seal,
minute books, stock books and other records relating exclusively to the corporate organization of Seller and all tax returns and tax records;

                           (b) Automobiles. Seller's 1994 Volvo and 1995 Chevy
Blazer;

                           (c) Promissory Note. The promissory note executed
by Dacus in favor of Seller on February 1, 1996; and

                           (d) Notes Receivable. Seller's notes receivable,
identified on Seller's financial statements as "Accounts Receivable-Other" and representing promissory notes executed by Dacus Properties in favor of Seller in the amount identified on Seller's balance sheet at Closing.

         1.2. Purchase Price. The purchase price (the "Purchase Price") to be paid by Buyer to Seller at the Closing for the Purchased Assets shall be Ten Million Dollars less the value of the note described in Section 1.1.2(d) herein, plus the assumption by Buyer of the Assumed Liabilities payable in cash by delivery of a certified check at Closing. Buyer shall pay to Seller as a deposit for application against the Purchase Price at Closing the amount of $1,000,000 (the "Deposit") on April 13, 1998. If Closing has not occurred on or before May 15, 1998 for any reason other than the failure to fulfill one of the conditions to Buyer's obligation to consummate the transactions contemplated by this Agreement contained in Section 6.1 (a "Buyer Condition") and Seller elects to terminate this Agreement pursuant to Section 13.1.2,
13.1.4 or 13.1.5, Seller shall retain the Deposit as liquidated damages. If the Agreement is terminated by Buyer pursuant to Section 13.1.2 or 13.1.3, Seller shall promptly refund the Deposit to Buyer.

         1.3. Liabilities. At the Closing, Buyer will assume all of Seller's liabilities identified on Seller's 1997 Financial Statements (as defined below), together with all Employee Liabilities, as defined hereinafter, and all other liabilities of Seller arising between December 31, 1997 and the Closing Date in the ordinary course of Seller's business excluding state and federal income taxes, less all liabilities of Seller paid and discharged between December 31, 1997 and the Closing Date in the ordinary course of Seller's business, and less liabilities for the retained automobiles (the "Assumed Liabilities"). Except for those Assumed Liabilities, Buyer shall not assume any liabilities of Seller, contingent or otherwise, known or unknown, arising from or related to the operation or activities of Seller, its shareholders, directors, officers, agents or otherwise (the "Retained Liabilities").

         Employee Liabilities shall include all liabilities owed or owing to Seller's employees, including but not limited to liabilities for wages, employee benefits and related taxes, severance pay and related obligations.

         1.4. Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price shall be allocated among the Purchased Assets in the manner specifically set forth in or determined pursuant to Schedule 1.4, as negotiated by the parties. Seller and Buyer further agree that each will prepare and file their federal and any state or local income tax returns and will prepare and file any notices or other filings required pursuant to
Section 1060 of the Internal Revenue Code of 1986, and that any such returns, notices, or filings will be prepared based upon such allocation of the Purchase Price.

                                   ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

                  Seller, Dacus Properties and Dacus, jointly and severally (except where otherwise indicated), represent and warrant and, where applicable, covenant as follows:

         2.1. Organization, Power, Standing and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas, and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Seller is duly qualified to do business and is in good standing in all jurisdictions where the failure to qualify or to be in good standing would have a material adverse effect upon its financial condition, the conduct of its business or the ownership of its property and assets, such jurisdictions being listed on Schedule 2.1 hereto.

         2.2. Power and Authority. Seller, Dacus Properties and Dacus have the power and authority to execute, deliver and perform this Agreement and the other documents, instruments and agreements contemplated herein (the "Collateral Documents") to which the Seller, Dacus Properties or Dacus (as the case may be) is a party. Each of this Agreement and the Collateral Documents is a valid and binding obligation of Seller, Dacus Properties and Dacus, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally.

         2.3. Validity of Contemplated Transactions. Except with respect to those consents required to be obtained in connection with the following and set forth in Schedule 2.3 hereto, the execution, delivery and performance of this Agreement and the Collateral Documents and the consummation of the transactions contemplated hereby and thereby do not and will not contravene any provision of the Articles of Incorporation or Bylaws of Seller; nor violate, be in conflict with, or constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the validity or effectiveness of any agreement, contract, indenture, lease, or mortgage, or subject any property or asset of Seller, Dacus Properties or Dacus to any indenture, mortgage, contract, commitment, or agreement, other than this Agreement, to which Seller, Dacus Properties or Dacus is a party or by which Seller or any of its assets is bound; or violate any provision of law, rule, regulation, order, permit, or license to which Seller, Dacus Properties or Dacus is subject.

         2.4. Government and Third-Party Approvals. Except for those approvals set forth on Schedule 2.4 hereto, no consent by, approval or authorization of or filing, registration or qualification ("Consent") with any federal, state or local authority, or any corporation, person or other entity (including any party to any contract or agreement with Seller) is required (i) for the execution, delivery or performance of this Agreement by Seller, (ii) in connection with Seller's consummation of the transactions contemplated hereby, or (iii) in order to vest in Buyer good and marketable title in and to all of the Purchased Assets upon the Closing.

         2.5. Title to Purchased Assets and Related Matters. Except as disclosed on Schedule 2.5 hereto, Seller has good, valid and marketable title to all of the Purchased Assets, and all such Purchased Assets are held free and clear of mortgages, liens, pledges, claims, charges, security interests, or other encumbrances or limitations of any nature whatsoever, except (a) liens for current taxes not delinquent or being contested in good faith by appropriate proceedings (which, in the latter case, are disclosed on Schedule
2.5 hereto), and (b) mechanics', workmen's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due (collectively "Permitted Liens").

         2.6.  Other Representations Regarding Purchased Assets.

                  2.6..1. Fixed Assets. The Purchased Fixed Assets are, and on the Closing Date will be, free of latent defects known to Seller.

                  2.6..2. Inventory. Except as described on Schedule 2.6.2 hereto, the Purchased Inventory is of a quality usable or salable in the ordinary course of business within two (2) years from the date hereof and all items of inventory of raw materials are of a quality usable in the ordinary course of business within one (1) year from the date hereof, in each instance based upon Seller's historic performance. The value at which the Purchased Inventory is carried on the books and records of Seller reflects the normal inventory valuation policy utilized by Seller and is in accordance with generally accepted accounting principles, consistently applied, and is stated at the lower of cost or market. Seller does not hold any items of Purchased Inventory on consignment or have title to any items of inventory in the possession of others except as disclosed on Schedule 2.6.2.

                  2.6..3. Existing Contracts. Schedule 2.6.3 contains a true, correct, and complete list of each of the Existing Contracts to be assumed by Seller, together with any and all amendments thereto.

                  2.6..4. Customer Lists. The Purchased Customer Lists are, and on the Closing Date will be, true and correct lists of Seller's customers and include all customers to whom products are and have been sold within the six (6) months preceding the execution of this Agreement.

                  2.6..5. Leases. Schedule 2.6.5 contains a true, correct, and complete list of each of the Purchased Leases to be assigned to Buyer on the Closing Date, together with any and all amendments thereto. Except as previously disclosed to Buyer in writing, there are no verbal understandings that are not evidenced in writing in the Purchased Leases. Seller has not received any notice of noncompliance with any applicable federal, state, local or other law, rule, regulation, or procedure relating to the Purchased Leases. All Purchased Leases of real property permit the Seller to use the premises to operate the Business, and such use does not violate the terms of the Purchased Leases. The information relating to the Purchased Leases attached hereto as
Schedule 2.6.5 setting forth the name of the lessor, the rent, and other charges payable thereunder, including escalation or percentage rent, advertising requirements, and other lease required expenses and the expiration date thereof including any and all renewal options is true and correct in all material respects taken as a whole.

                  2.6..6. Intangible Assets. The Purchased Intangible Assets constitute all of Seller's intangible assets related to operation of the Business. No claim is pending or threatened to the effect that (i) the present or past operations of the Business infringe upon or conflict with the asserted rights of any other person in respect of any intangible asset or (ii) any intangible asset is invalid or unenforceable. No contract, agreement or understanding with any party exists that would impede or prevent the assignment to Buyer of the entire right, title, and interest of Seller in and to the Purchased Intangible Assets. None of the patents, trademarks, trade names, service marks, copyrights, computer programs, trade secrets or proprietary processes, and formulae included within the Purchased Intangible Assets infringes on the rights of third parties.

         2.7. Financial Statements. Seller has delivered to Buyer financial statements consisting of a balance sheet as of December 31, 1997, 1996, 1995, and for the years then ended, income statements and statements of cash flow (such balance sheets, income statements and statements of cash flow being referred to herein collectively as the "Financial Statements"). Each of the Financial Statements has been or, with respect to the year ended December 31, 1997, (the "1997 Financial Statements"), will be audited by Hugh L. Goodpasture, P.C., independent certified public accountants. The Financial Statements are true and correct in all material respects, are in accordance with the applicable books and records of Seller and, to the Knowledge of Seller, as defined hereinafter, have been prepared in conformity with generally accepted accounting principles, consistently applied during the related periods, and present fairly the financial condition of Seller and the results of its operations for the respective periods ended on such dates.

         Insofar as it applies to Seller, the term "Knowledge" shall mean the actual knowledge of Seller and its executive officers and such information as any of such individuals would have in the event such individual exercised due and diligent inquiry into said matter.

         2.8. Absence of Undisclosed Liabilities. To the Knowledge of Seller, Seller has no material liabilities or obligations except for (i) those reflected or reserved against (which reserves are adequate) in the Financial Statements, (ii) those incurred, consistent with past business practices, reasonably and in the ordinary course of its business, since December 31, 1997

(the "Financial Statement Date") and (iii) those which are specifically disclosed in this Agreement or in Schedule 2.8 hereto. There is no basis for the assertion against Seller as of the Financial Statement Date of any material liability not reflected or reserved against in Seller's balance sheets as of such date or as disclosed by this Agreement.

         2.9. Certain Tax Matters. For any period ending on or before the Closing (as defined in Section 9.1), Seller has duly and timely filed or will file all federal, state, and local tax returns, declarations, and reports, estimates, information returns and statements (collectively, "Returns") required to be filed or sent by it or on its behalf and all such Returns are or will be true, correct and complete, true, correct and complete copies of which Returns have been delivered to Buyer prior to the date hereof. Seller has paid in full all Taxes (as defined hereafter) and any penalties with respect to the Returns and any penalties entered with respect thereto, due and payable for any period ending on or before the Financial Statement Date. Except as set forth in Schedule 2.9, no deficiencies for any Taxes have been asserted in writing or assessed against Seller which remain unpaid and which individually or in the aggregate are material to the financial condition of Seller or which constitute or which with the passage of time may constitute a lien or charge against the Purchased Assets.

         As used herein, the term "Taxes" shall include all federal, state, and local taxes, including income, excise, withholding, property, franchise, gross receipt and other taxes.

         2.10. Litigation; Compliance with Laws. Except as set forth in
Schedule 2.10 attached hereto, there is no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental or other investigation pending or, to Seller's Knowledge, threatened against or affecting Seller, whether or not covered by insurance; nor does there exist any failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to Seller, nor any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against Seller which might have a material adverse effect on the financial condition, business, results of operations, or the Purchased Assets. Seller has obtained all permits, licenses, zoning variances approvals, and other authorization necessary for the complete operation of its business as presently operated, and there are none. There have been no illegal kickbacks, bribes or political contributions made by the Seller.

         2.11. Employees. Seller employs only those full-time and part-time employees, and retains only those contractors, whose names, positions, and salaries are listed on Schedule 2.11. Seller does not have any written, or to the best of its knowledge oral or implied, employment contracts with any of its employees and, unless otherwise disclosed prior to Closing, no bonus, profit sharing, pension, group insurance, or other employee benefit plans of any kind. Seller has no collective bargaining or other agreements with any labor union or similar employee group with regard to the Business, and no union has been certified as a bargaining agent for its employees.

         2.12. Overtime, Back Wage, Vacation, Discrimination, and Occupational Safety Claims. Except as disclosed on the attached Schedule 2.12, there are no outstanding claims against Seller (whether under federal or state law, under any employment agreement, or otherwise) asserted by any present or former employee of Seller on account of or for (i) overtime pay, other than overtime pay for work done during the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) any amount of vacation pay or pay in lieu of vacation time, other than vacation time or pay in lieu thereof earned in or in respect of the current fiscal year; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. No person or party has asserted or threatened to assert any claims against Seller under or arising out of any statute, ordinance or regulation relating to discrimination or occupational safety in employment or employment practices (including, without limitation, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Age Discrimination in Employment Act of 1967, as amended).

         2.13. Insurance. All inventories, machinery, equipment, buildings, improvements, and other tangible assets owned or leased by Seller are, and between the date hereof and the Closing Date (as defined in Section 9.1) will be, insured against fire and casualty under the policies and in the amounts and types of coverage set forth in Schedule 2.13 attached hereto and such policies are, and between the date hereof and the Closing Date will be, outstanding and duly in force and the premiums thereon fully paid when and as the same are due and payable. Schedule 2.13 attached hereto is a true and correct schedule of all policies of fire, liability, and other forms of insurance, pursuant to which Seller or any of its assets are insured (whether or not held by Seller) or with respect to which Seller directly or indirectly pays all or part of the premium.

         2.14. Contracts. Except as listed and described on Schedule 2.14, Seller is not a party to any written or oral:

                  2.14..1. Agreement or commitment with any present or former shareholder, director, officer, employee, or consultant or for the employment of any person, including any consultant;

                  2.14..2. Agreement, commitment, or arrangement with any labor union or other representative of employees;

                  2.14..3. Agreement or commitment to sell or supply products or to perform services which obligates Seller to sell products or perform services on terms not limited as to quantity but limited as to price which is not cancelable on thirty (30) days notice or less without penalty;

                  2.14..4. Representative, distribution, or sales agency agreement, contract or commitment;

                  2.14..5. Note, debenture, mortgage, pledge, charge, security agreement, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement, or other contract or commitment for borrowing or lending of money (including, without limitation, loans to or from officers, directors or any member of their immediate families), agreement or arrangements for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

                  2.14..6. Agreement, contract or commitment limiting or restraining it from engaging or competing in any lines of business with any person;

                  2.14..7. License, franchise, distributorship or other similar agreement, including those which relate in whole or in part to any patent, trademark, trade name, service mark, or copyright or to any ideas, technical assistance or other know-how of or used by Seller;

                  2.14..8. Profit sharing, stock purchase, stock option, pension, retirement, long-term disability, hospitalization, insurance, or similar material plans providing employee benefits;

                  2.14..9. Other agreement requiring payments or other consideration by or from Seller in excess of Ten Thousand Dollars ($10,000.00) during the remainder of its term; or

                  2.14..10. Other material agreement, contract, or commitment not made in the ordinary course of business.

                  (All of the foregoing agreements, contracts, commitments, leases, and other instruments, documents and undertakings being called the "Contracts").

                  Except as disclosed on Schedule 2.14, to the Knowledge of Seller (i) each of the Contracts is valid and enforceable in accordance with its terms, (ii) the parties thereto are in compliance with the provisions thereof, (iii) no party is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, (iv) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder and (v) Seller's rights under the Contracts are transferable by Seller to Buyer without restriction except for the Consents. None of the Contracts contains any provisions which would cause Buyer to be liable to the other party thereto for any amount (or any increased price for goods or services being provided by the other party thereto) in the event Buyer either does not assume such Contract from Seller or does assume such Contract from Seller and thereafter terminates such Contract, or, in the case of a supply contract with a vendor, reduces purchases from such vendor in comparison with past purchases by Seller. To Seller's Knowledge, none of the terms or provisions of any of the Contracts materially adversely affects the prospects, conditions, affairs, or operations of Seller or the Business, including restrictions on Seller's ability to compete.

         2.15. Other Transactions. Except as disclosed on Schedule 2.15 hereto, Seller has not, since the Financial Statement Date, (a) operated its business except in the ordinary course of business, (b) incurred any debts, liabilities or obligations except in the ordinary course, (c) discharged or satisfied any liens or encumbrances, or paid any debts, liabilities or obligations, except in the ordinary course of business, (d) mortgaged, pledged or subjected to lien or other encumbrance any of its assets, tangible or intangible, except in the ordinary course of business, (e) sold or transferred any of its tangible assets, or canceled any debts or claims, except, in each case, in the ordinary course of business, or (f) suffered any extraordinary losses or waived any rights of substantial value.

         2.16. Product Liability Claims. Seller has delivered to Buyer a narrative of incidents, events and claims under all policies of product liability insurance relating to the Business. Seller is an insured under all policies of insurance relating to product liability listed on Schedule 2.16 for and against covered claims for product liability based on events occurring prior to the Closing Date (as defined in Section 9.1), which insurance coverage will continue in effect after the Closing Date. The above-described coverage is adequate considering Seller's claims history and the industry taken as a whole.

         2.17. No Changes. Since the Financial Statement Date, and except as disclosed to Buyer in writing as soon as any such events have occurred, there has not been:

                  2.17..1. Any materially adverse change in the financial or other condition, assets, liabilities or business of Seller, except changes described in Schedule 2.17 hereto, none of which individually or in the aggregate has been materially adverse to the Business;

                  2.17..2. Any damage, destruction or loss (whether or not covered by insurance) or any condemnation by governmental authorities which has or may adversely affect the business, prospects or any property of Seller;

                  2.17..3. Any strike, lockout, labor trouble or any event or condition of similar character adversely affecting the business or prospects of Seller;

                  2.17..4. Any declaration, setting aside or payment of any dividend or other distribution in respect of any of Seller's shares of stock, or any direct or indirect redemption, purchase or other acquisition of any such shares; or

                  2.17..5. Any increase in the compensation payable or to become payable by Seller to any of its officers, employees or agents, or any known payment or arrangement made to or with any thereof, other than salary reviews and increases taking effect after the Financial Statement Date, all of which were consistent with Seller's past practices, except as disclosed to Buyer in writing as soon as any such events have occurred.

         2.18. Copies of Articles and Bylaws. Seller's Articles of Incorporation (certified by the Secretary of State of the jurisdiction of incorporation) and Bylaws (certified by the Secretary of Seller) to which Buyer has been provided copies, are correct and remain in effect as at the date of this Agreement. Except as set forth in Schedule 2.18, there are no other material books and records of Seller to which Buyer has not been provided access.

         2.19. Hazardous Substances. Except as listed on Schedule 2.19 to Seller's Knowledge: (i) none of Seller's assets has been used for the manufacture, storage, transportation, deposit, disposal, treatment, handling, production, processing or recycling of toxic, dangerous or hazardous substances nor is there any tank or facility for the storage of hazardous substances located on or in Seller's assets; (ii) there are no asbestos materials on or in Seller's assets creating, or likely to create, a hazardous condition; (iii) there is not now nor has there been any activity on or in Seller's assets which would subject Seller or the Buyer to liens, damages, penalties, injunctive relief or cleanup costs under any federal, state or local law, or under any civil action respecting hazardous substances; (iv) Seller has complied with each, and is not in violation of any, federal, state or local law, statute, regulation, permit provision or ordinance, relating to the generation, handling, storage, transportation, treatment or disposal of chemicals, substances (the "Environmental Laws"); and (v) Seller has obtained and complied with all necessary permits and other approvals, including interim status under the Reserve Conservation and Recovery Act, as amended ("RCRA"), necessary to store, treat, dispose of and otherwise handle hazardous wastes and hazardous substances. To Seller's Knowledge, no portion of Seller's assets constitutes any of the following "environmentally sensitive areas": (1) a wetland or other "water of the United States" for purposes of Section 404 of the Federal Clean Water Act, 33 U.S.C. section 1344, or any similar area regulated under any state law; (2) a 100-year floodplain; or (3) a portion of the coastal zone for purposes of the federal Coastal Zone Management Act, 16 U.S.C. sections 1451-1464. To Seller's knowledge, the assets of Seller are free from the presence of unacceptable levels of radon gas or the presence of the radioactive decay products of radon. A "hazardous substance" shall mean that term as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. section 9601, et seq., as amended, and dangerous, regulated toxic or hazardous substances, petroleum products, or similar terms under any other applicable state, federal or local law and any regulations thereunder.

         2.20. Relationship With Customers and Suppliers. None of Seller's customers has given notice terminating, canceling, materially reducing, or threatening to terminate, cancel, or materially reduce any contract or purchase or relationship with Seller, and Seller is not aware of any material deterioration of any such relationship. None of Seller's suppliers for the past two fiscal years has given notice terminating, canceling, materially reducing, or threatening to terminate, cancel, or materially reduce any contract or supply relationship with the Seller, and Seller is not aware of any material deterioration of any such relationship.

         2.21. Transactions With Affiliates. Except as set forth in Schedule 2.21, no employee or affiliate of Seller, nor any officer or director of the company or any affiliate thereof, (i) owns or has a material interest in any asset used by Seller in the operation of the Business, (ii) has any direct or indirect interest of any nature whatsoever in any person which markets or provides the same type of services as those which Buyer will provide by purchasing the Business, (iii) provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business.

         2.22. Capital Expenditures. Except as set forth in Schedule 2.22, no capital expenditures are required in connection with the Business or the assets owned by Seller in order for Seller to operate the Business in the manner in which it is currently being operated.

         2.23. Veracity of Statements. No representation or warranty by Seller, Dacus Properties or Dacus contained in this Agreement and no statement contained in any certificate, schedule or other instrument furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact to Seller's, Dacus Properties' or Dacus' Knowledge.


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

                  Parent and Buyer hereby represent and warrant jointly and severally (except where otherwise indicated), and, where applicable, covenant as follows:

         3.1. Power and Authority. Parent and Buyer each have full power and authority to enter into this Agreement and the Collateral Documents to which Parent or Buyer (as the case may be) is a party and to perform all covenants and undertakings herein and therein set forth; the execution and delivery of this Agreement and the Collateral Documents to which Parent or Buyer (as the case may be) is a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and Buyer; and each of this Agreement and the Collateral Documents to which Parent or Buyer (as the case may be) is a party is a valid and binding obligation of such party, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally.

         3.2. Conflict With Authority, Bylaws, Etc. Neither the execution and delivery of this Agreement and the Collateral Documents to which Parent or Buyer (as the case may be) is a party, nor the consummation of the transactions contemplated hereby and thereby in the manner herein provided will violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, and effectiveness of any lease, license, permit, authorization, or approval applicable to Parent or Buyer (as the case may be) or violate any provision of law, rule, regulation, order, or permit to which Parent or Buyer is subject.

                                   ARTICLE 4

                     ACTIVITIES PRIOR TO CLOSING BY SELLER
                     -------------------------------------

         4.1. Operation of Business. Prior to the Closing Date (as defined in
Section 9.1), Seller shall conduct its business only in the ordinary course and in connection therewith and, to the extent consistent therewith, shall use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates. Between the date of this Agreement and the Closing, except as agreed by prior written consent of Buyer:

                  4.1..1. Seller shall conduct its business, operations, activities, and practices in the usual and ordinary course, consistent with past practices;

                  4.1..2. Seller shall not take or suffer or permit any action which would render untrue any of the representations or warranties of Seller herein contained, and shall not omit to take any action the omission of which would render untrue any such representation or warranty;

                  4.1..3. Seller shall preserve its business organization intact; keep available to itself and to Buyer the present services of its employees (other than employees who are terminated or who resign in the ordinary course of business); preserve for itself and Buyer the goodwill of Seller's suppliers and customers and others with whom business relationships exist; maintain its tangible property in substantially the same condition as it now exists, ordinary wear and tear excepted; maintain the insurance policies identified on Schedule 3.18 in full force and effect; and maintain in full force and effect all agreements, licenses, permits, authorizations and approvals necessary for the operation of the Business; and refrain from hiring or newly employing any additional technical or sales personnel;

                  4.1..4. Seller shall not grant or otherwise make, or agree to grant or otherwise make, any increase in the compensation payable or to become payable by it to any of its employees except in the ordinary course of business, consistent with past practices;

                  4.1..5. Seller shall not declare or make any dividend or other payment or distribution, directly or indirectly, on or with respect to its capital stock or redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

                  4.1..6. Seller shall not sell or dispose of (otherwise than in the ordinary course of business) any of its assets (other than obsolete assets or assets to be replaced concurrently with such disposition);

                  4.1..7. Seller shall not merge or consolidate with any other corporation or entity; acquire or agree to acquire any corporation, association, partnership, joint venture, or other entity; or enter into any agreement not in the ordinary course of business; and

                  4.1..8. Seller shall not cancel, waive, or modify any claims or rights owned by, or running in favor of, Seller, which claims or rights will be transferred to Buyer.

         4.2. Access to Information. Prior to Closing (as defined in Section 9.1), Seller, Dacus Properties and Dacus will cooperate fully with Buyer and shall provide Buyer and its accountants, counsel, and other representatives, during normal business hours, full access to the books, records, and Purchased Assets and full opportunity to discuss Seller's business, affairs, assets, industrial processes, and trade secrets with its officers, employees, customers, suppliers and independent accountants, and furnish to Buyer and its representatives copies of such documents, records, and information with respect to the affairs of Seller as Buyer or its representatives may reasonably request. In addition to the foregoing right of access and information, Buyer may designate on-site observers of the business and operations of Seller, which observers shall be permitted such access to Seller's business and operations as Buyer may reasonably request and shall be fully informed by it concerning all of its assets, operation, and business affairs.

         4.3. Best Efforts. Subject to the other provisions of this Agreement, Seller, Dacus Properties and Dacus will use their best efforts to cause the conditions listed in Section 6.1 hereof to be satisfied on the Closing Date (as defined in Section 9.1).

         4.4. Consents to Assignment. Prior to the Closing Date, Seller shall obtain all Consents required for the effective and valid assignment of the Purchased Leases and Existing Contracts to permit them to be assumed by Seller and assigned to Buyer hereunder. On or before the Closing Date, Seller shall have paid or made provision for the payment of all amounts owed by Seller as of the Closing Date under the terms of such leases and contracts and otherwise cured any and all defaults thereunder.

         4.5. Benefit Plans. Between the date hereof and the Closing Date, Seller shall maintain in full force and effect the Benefit Plans as they pertain to Seller's employees or former employees subject to modification based upon Buyer's due diligence, and, in connection therewith:

                  4.5..1. Plan Changes. Except as may be required by law or as may be necessary to continue the qualified status under Section 401 of the Code, Seller shall not adopt, terminate, amend, extend, or otherwise change any Benefit Plan without the prior written consent of Buyer, and Seller shall give Buyer prior written notice of Seller's intention to take any such action required by law or necessary to continue the qualified status of any Benefit Plans as they pertain to Seller's employees or its former employees; and

                  4.5..2. Contributions and Payments. Seller shall not make, cause to be made, or agree to make any contribution, award, or payment under any Benefit Plans as they pertain to Seller's employees or former employees, except at the time and to the extent required by the written terms thereof, without the prior written consent of Buyer.

         4.6. Notice of Change. Seller, Dacus Properties and Dacus will promptly notify Buyer of the existence or happening of any fact, event or occurrence prior to the Closing Date and of which Seller or any of its employees, officers, directors, stockholders, or other representatives, Dacus Properties or Dacus has Knowledge which may alter the accuracy of completeness of any representation or warranty contained in Article 2 of this Agreement.

         4.7. No Discussions. Unless and until this Agreement is terminated pursuant to Article 13 hereof, Seller, Dacus Properties and Dacus will not, and will not authorize or permit any of Seller's employees, officers, directors, or other representatives to, enter into, participate in, request, solicit or engage in any discussions, negotiations, understandings, agreements or other communications with any person or entity other than Buyer relating to offers, inquiries, negotiations or proposals with respect to the sale of the assets or any capital stock of Seller, or any type of business combination transaction. Seller will promptly notify Buyer of any such offer, inquiry, negotiation or proposal which it may receive.

         4.8. Publicity. The initial press release relating to the transactions contemplated hereby shall be a joint press release and thereafter Seller and Buyer shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency. The parties hereto shall not issue any such press release or make any such public statement or filing prior to such consultation, except as may be required by law.


                                   ARTICLE 5

                     ACTIVITIES PRIOR TO CLOSING BY BUYER
                     ------------------------------------

         5.1. Best Efforts. Subject to the other conditions of this Agreement, Parent and Buyer will use their best efforts to cause the conditions listed in
Section 6.2 hereof to be satisfied on the Closing Date (as defined in Section 9.1).

         5.2. Access to Information. Buyer shall provide Seller with information concerning Buyer's financing arrangements as well as other information reasonably requested by Seller regarding Buyer's ability to consummate the transactions contemplated herein, as may be. Seller shall not disclose any such information to any other person or entity without the prior written consent of Buyer.

         5.3. Confidentiality. Except as otherwise required by law, or as may be necessary or appropriate to enforce Parent's or Buyer's rights hereunder, Parent and Buyer shall retain in confidence, and shall cause its advisors to retain in confidence, all information obtained pursuant to investigations made by Buyer or its advisors pursuant to Section 5.2 hereof (the "Confidential Information"). The parties agree that the Confidential Information shall not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by Buyer or its advisors, (ii) was or becomes available to Buyer of its advisors on a non-confidential basis from a source other than Seller or Seller's representatives, provided that such source is not bound by a confidentiality agreement or (iii) was, or in the future is, developed independently by Buyer or its advisors without reference to the information furnished by Seller or Seller's representatives. The parties understand and agree that all of the Confidential Information supplied to Buyer or its advisors is provided on the understanding that such Confidential Information remains the property of Seller and that all copies and originals will be returned to Seller promptly upon its request after termination of this Agreement pursuant to Article 13 hereof. This Section 5.3 shall terminate upon consummation of the transaction contemplated hereby.

         5.4. Employees. Buyer intends to offer employment to all or substantially all of Seller's employees and shall provide Seller prior to Closing a list of current employees of Seller to whom Buyer intends to offer employment. Seller shall continue to pay all Employee Liabilities until Closing.

         5.5. Transfer of Licenses. Buyer assumes responsibility for taking all necessary action, at its own expense, to obtain, transfer, or continue any licenses, permits, or other governmental approvals necessary to the operation of the Business. Seller agrees to cooperate fully in the obtaining, transferring, or continuing of such licenses, permits, or approvals.


                                   ARTICLE 6

                        CONDITIONS PRECEDENT TO CLOSING
                        -------------------------------

         6.1. Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the transaction contemplated under this Agreement on the Closing Date (as defined in Section 9.1) shall be subject to the satisfaction or the waiver by Buyer of the following conditions on or prior to the Closing
Date:

                  6.1..1. Representations and Warranties; Compliance with Agreement. The representations and warranties of Seller, Dacus Properties and Dacus set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have performed all covenants and agreements to be performed by it under this Agreement on or prior to the Closing Date and shall have delivered to the Buyer a certificate to such effect, dated the Closing Date, which certificate shall be in form and substance satisfactory to Buyer and its counsel;

                  6.1..2. Opinion of Counsel for the Seller. Norman, Thrall, Angle & Guy, counsel for Seller, shall have delivered to Buyer their favorable opinion, dated the Closing Date and in the form set forth in Exhibit 6.1.2;

                  6.1..3. Opinion of Accountants. Deloitte and Touche LLP, accountants for the Buyer, shall have reviewed Seller's 1997 Financial Statements and shall have delivered to Buyer their favorable opinion, dated the Closing Date, concluding that the Financial Statements have been prepared in conformity with generally accepted accounting principles, consistently applied, and present fairly the condition of Seller and the results of its operations for the period represented;

                  6.1..4. Litigation Affecting Closing. On the Closing Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened;

                  6.1..5. Required Consents. The parties (other than Seller) to any other contract, commitment or agreement to which Seller is a party, any governmental agency or body or any other person, firm or corporation which owns or has authority to grant any franchise, license, permit, easement, right or other authorization necessary for the business or operations of Seller, and any governmental body or regulatory agency having jurisdiction over Buyer or Seller, to the extent that their consent or approval is required under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable laws, rules or regulations for the consummation of the transaction contemplated hereby in the manner herein provided, shall have granted such consent or approval, which shall include all Consents;

                  6.1..6. No Material Damage to Business. The Purchased Assets shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, any action by any governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God;

                  6.1..7. Approval of Buyer; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by Buyer, in the exercise of its reasonable judgment, and Buyer or its counsel shall have been furnished with certified copies, satisfactory in form and substance to Buyer in the exercise of its reasonable judgment, of all such corporate records of Seller, and of the proceedings of such persons authorizing the execution, delivery and performance of this Agreement as Buyer shall reasonably require;

                  6.1..8. Hart-Scott-Rodino Compliance. To the extent applicable, Seller must have complied with the filing requirements of the Hart-Scott-Rodino Act (the "HSR Act") as modified by the Bankruptcy Code, and either (i) the Federal Trade Commission or the Antitrust Division shall have taken no action in respect to such filing, and the waiting period prescribed by the HSR Act, as modified by the Bankruptcy Code, shall have expired, or
(ii) the Federal Trade Commission and/or Antitrust Division shall have otherwise indicated their consent to the transactions contemplated hereby;

                  6.1..9. Review of Records. Prior to Closing, Buyer shall have been permitted access to the facilities, books, and records of Seller, including, without limitation, the opportunity to observe and verify the fixed assets and to review purchase orders and sales commitments open on the Closing Date pursuant to which Seller is purchasing services, supplies, or other goods from third parties or pursuant to which Seller is designing, manufacturing, selling, or providing services, products, or other goods to third parties, respectively, and the obligations of Seller under which Buyer is assuming;

                  6.1..10. Limit on Debt. The amounts owing on Seller's outstanding third party bank or similar institutional debt shall not exceed $3,100,000; and

                  6.1..11. Real Estate Lease. Dacus Properties shall have entered into an agreement with Buyer to lease 1653 North Bolton Street and 1488 North Bolton Street, both of Jacksonville, Texas to Buyer under the terms and provisions of the lease agreement attached in Exhibit 6.1.11 hereto.

                  6.1..12. Audited 1997 Financial Statements. Seller shall have delivered the audited 1997 Financial Statements which shall conform in all material respects with the unaudited 1997 Financial Statements.

         6.2. Conditions to Obligation of Seller to Close. The obligation of Seller to consummate the sale of it assets on the Closing Date (as defined in Section 9.1) shall be subject to the satisfaction of the following conditions on or prior to the Closing Date:

                  6.2..1. Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, Buyer shall have performed all covenants and agreements to be performed by it under this Agreement on or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate to such effect, dated the Closing Date, which certificate shall be in form and substance satisfactory to Seller and its counsel;

                  6.2..2. Opinion of Counsel for the Buyer. Pepper Hamilton LLP, counsel for Buyer, shall have delivered to Seller their opinion, dated the Closing Date and in the form set forth in Exhibit 6.2.2;

                  6.2..3. Litigation Affecting Closing. On the Closing Date, no proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transaction contemplated hereby, and no investigation that might eventuate in any such suit, action or proceeding shall be pending or threatened;

                  6.2..4. Approval of Seller; Corporate Matters. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Seller, in the exercise of their reasonable judgment, and Seller shall have been furnished with certified copies, satisfactory in form and substance to Seller in the exercise of their reasonable judgment, of all such records of Buyer and Seller and of the proceedings of Buyer and Seller authorizing their execution, delivery and performance of this Agreement as Seller shall reasonably require;

                  6.2..5. Consulting Agreement. Buyer shall have entered into an agreement with Dacus Properties to retain Dacus Properties as a management consultant under the terms and provisions of the consulting agreement attached in Exhibit 6.2.5 hereto; and

                  6.2..6. Real Estate Lease. Buyer shall have entered into an agreement with Dacus Properties to lease 1653 North Bolton Street and 1488 North Bolton Street, both of Jacksonville, Texas from Dacus Properties under the terms and provisions of the lease agreement attached in Exhibit 6.1.11 hereto.


                                   ARTICLE 7

                                INDEMNIFICATION
                                ---------------

         7.1. By Seller. To the extent and in the manner herein provided, Seller, Dacus Properties and Dacus (collectively, the "Indemnitors") shall, jointly and severally, indemnify, defend, and hold harmless Buyer from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including expenses related to investigation and defense including reasonable attorneys' fees (collectively, "Losses"), which Buyer may suffer or incur, resulting from, related to, or arising out of (i) any misrepresentation, breach of warranty or nonfulfillment of any of the covenants of Seller, Dacus Properties or Dacus in this Agreement or from any misrepresentation in or omission from any Schedule to this Agreement, certificate, financial statement, or from any other document furnished or to be furnished to Buyer hereunder; (ii) any claims for the payment of Taxes in excess of the respective amounts specifically reserved therefor on 1997 Financial Statements or have previously been paid; (iii) any claims asserted against the Buyer or the Purchased Assets and alleged to arise out of any act, omission, obligation, or liability of Seller's or any of its officers, employees, or other agents; and (iv) the Retained Liabilities.

         7.2. By Buyer. From and after the Closing Date (as defined in Section 9.1), Buyer agrees to indemnify, defend, and hold harmless Seller from and against (i) any and all Losses, which Seller may suffer or incur, resulting from, related to, or arising out of any misrepresentation, breach of warranty, or nonfulfillment of any of the covenants or agreements of Buyer in this Agreement; (ii) any misrepresentation in or omission from any certificate or document furnished or to be furnished to Seller hereunder and any and all suits, actions, investigations, proceedings, demands, assessments, audits, judgments, and claims arising out of any of the foregoing; (iii) any and all Losses resulting from, related to, or arising out of the operation of the Business after Closing Date; and (iv) any and all Losses resulting from, related to, or arising out of the Assumed Liabilities.

         7.3. Procedures. Promptly after acquiring knowledge of any such Losses or Claims against which Indemnitors have indemnified Buyer or against which Buyer has indemnified Seller, or as to which either Buyer or Seller (herein, a "Party") may be liable, Indemnitors or Buyer, as the case may be, shall give to the other Party written notice thereof; provided, however, that failure to give notice shall not relieve the indemnifying Party of any liability it may have to the indemnified Party if such failure does not materially prejudice the indemnifying Party. In the event of any such Loss or Claim, (i) the indemnifying Party shall have the right to assume the defense thereof and shall not be liable to such indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified Party in connection with the defense thereof, provided however that the indemnifying Party shall have waived its right to contest its obligation to indemnify the indemnified Party for all Losses or damages with respect to such Claim; (ii) if the indemnifying Party fails to assume such defense or counsel for the indemnifying Party advises that there are issues which raise conflicts of interest between the indemnifying Party, on the one hand, and the indemnified Party, on the other hand, the indemnified Party may retain one counsel satisfactory to it, and the indemnifying Party shall pay all reasonable fees and expenses of such counsel promptly as statements therefor are received; (iii) the indemnifying Party shall receive from the indemnified Party all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees who are familiar with the transactions out of which any such Loss or Claim may have arisen; and (iv) the indemnifying Party shall not be liable for any settlement effectuated without its prior written consent.


                                   ARTICLE 8

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                  ------------------------------------------

                  All representations and warranties made by Seller and Buyer in this Agreement or pursuant hereto shall survive the Closing (as defined in Section 9.1) hereunder, notwithstanding any investigation made by or on behalf of Seller or Buyer prior to or after the Closing Date (as defined in Section 9.1).

                                   ARTICLE 9

                                  THE CLOSING
                                  -----------

         9.1. Time and Place. The closing (the "Closing") of the transactions contemplated hereby (the "Closing Date") shall be held on or before May 15, 1998 at 9:00 a.m., at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania 19103, or at such earlier time as the conditions to closing in Article 6 shall have been satisfied and at such other place as shall be mutually agreeable to the Buyer and the Seller.

         9.2.  Conduct at Closing.

                  9.2..1. Conduct of Seller. Subject to the fulfillment of all of the conditions set forth in Section 6.2 and the delivery of all certificates and opinions required thereby, except such conditions, certificates, and opinions as may be waived by Buyer in writing, Seller shall deliver to Buyer:

                           (a)  the Purchased Customer Lists;

                           (b) such bills of sale, assignments and other
instruments of transfer or conveyance in form and substance reasonably satisfactory to Buyer's counsel, as Buyer may reasonably request to convey to Buyer good and marketable title to the Purchased Assets owned by Seller and otherwise to transfer all of Seller's right, title and interest in and to the Purchased Assets;

                           (c) an amendment to Seller's Articles of
Incorporation certified by the Secretary of State amending the corporate name of Seller to a name dissimilar to "Astro Air" or Articles of Merger, adopted by Seller and Dacus Properties and certified by the Secretary of State, merging Seller into Dacus Properties;

                           (d) the certificate required by Section 6.1.1 hereof;

                           (e) the opinion of counsel required by Section
6.1.2 hereof; and

                           (f) a certificate dated the Closing Date and signed
on behalf of Seller by its Secretary attaching (a) (i) a true and correct copy of the Company's Articles of Incorporation, (ii) a true and correct copy of the By-Laws of Seller, (iii) the resolutions by the Board of Directors and the stockholders of Seller authorizing the actions taken and authorizing the officers of Seller to execute all documents and instruments to be executed and delivered by Seller in connection with the purchase of the assets, and (iv) certificates of good standing certified by the Secretaries of State or other appropriate officials of those states in which Seller does business; and (b) specimen signatures of the incumbent officers of Seller executing this Agreement and the documents executed and delivered pursuant to or in connection with this Agreement.

                  9.2..2. Conduct of Buyer. Subject to the fulfillment of all of the conditions set forth in Section 6.1 and the delivery of all certificates and opinions required thereby, except such conditions as may be waived by the Seller in writing, on the Closing Date, Buyer shall deliver to
Seller:

                           (a) evidence of the payment provided for in Section
1.2 hereof;

                           (b) such assumption agreements, in form and
substance reasonably satisfactory to Seller's counsel, as Seller may reasonably request to evidence and effect Buyer's assumption of the Assumed Liabilities;

                           (c) the certificate required by Section 6.2.1
hereof;

                           (d) the opinion of counsel required by Section
6.2.2 hereof;

                           (e) the executed consulting agreement required by
Section 6.2.6 hereof;
and

                           (f) a certificate dated the Closing Date and signed
on behalf of Buyer by its Secretary attaching (a) (i) a true and correct copy of Buyer's Articles of Incorporation, (ii) a true and correct copy of the By-Laws of Buyer, (iii) the resolutions by the Board of Directors of Buyer authorizing the actions taken and authorizing the officers of Buyer to execute all documents and instruments to be executed and delivered by Buyer in connection with the purchase of the assets, and (iv) certificates of good standing certified by the Secretary of State of the Commonwealth of Pennsylvania; and (b) specimen signatures of the incumbent officers of Buyer executing this Agreement and the documents executed and delivered pursuant to or in connection with this Agreement.


                                  ARTICLE 10

                   CONDUCT OF SELLER AND BUYER AFTER CLOSING
                   -----------------------------------------

         10.1. Post-Closing Conduct Generally. Buyer and Seller will cooperate upon and after the Closing Date in effecting the orderly transfer of the Purchased Assets to Buyer. In addition, after the Closing Date, at the request of either Party and at the requesting Party's expense, but without additional consideration, the other Party shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer, shall cooperate in the conduct of litigation and the processing and collection of insurance claims, and shall take such other actions as may reasonably be required to convey and deliver more effectively to Buyer the Purchased Assets or to confirm and perfect the Buyer's title to the Purchased Assets, and otherwise to accomplish the orderly transfer of ownership of the Purchased Assets to Buyer as contemplated by this Agreement.

         10.2. Non-Competition. For a period of five (5) years from and after the Closing Date (the "Restricted Period"), Dacus Properties and Dacus individually and collectively covenant and agree and shall sign and deliver to Buyer at Closing an Acknowledgment and Agreement to that effect that, without the prior written consent of Buyer, they shall not do any of the following directly or indirectly:

                  10.2..1. engage or participate in any business activity competitive with the Business, as same are conducted during the Restricted Period;

                  10.2..2. become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is competitive with the Business as conducted during the Restricted Period or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the Business as conducted during the Restricted Period with respect to any employment hereunder with respect to any period thereafter. Notwithstanding the foregoing, neither Dacus Properties nor Dacus may hold more than five percent (5%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities referenced in Section 10.2 hereof;

                  10.2..3. influence or attempt to influence any supplier, customer or potential customer of Seller to terminate or modify any written or oral agreement or course of dealing with Seller; or

                  10.2..4. influence or attempt to influence any person to either (i) terminate or modify his employment, consulting, agency, distributorship or other arrangement with Seller, or (ii) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by Seller as an employee, consultant, agent or distributor at anytime during the twelve (12) month period immediately preceding the termination of the Restricted Period.

                  It is further understood and agreed that the obligations under this Section shall remain in effect for the entire five-year period indicated, notwithstanding any termination of this Agreement during such period due to a breach hereof by the Seller.

                  It is also understood and agreed that, in the event of a continuing material breach of this Section, Buyer shall be entitled to an injunction restraining such breach. The exercise by Buyer of any or all such rights shall not be construed as prohibiting Buyer from pursuing any other right or remedy it may have with respect to such breach, including the recovery of damages.

                  If any of the provisions of this Section 10.2 are held to be in any respect an unreasonable restriction upon Dacus Properties or Dacus, then they shall be deemed to extend only over the maximum period of time, geographic area, or range of activities as to which they may be enforceable. In the event that Dacus Properties or Dacus (as the case may be) shall be in violation of the restrictive covenants in this Section 10.2, then the Restricted Period shall be extended for a period of time equal to the period of time during which such breach shall occur; and, in the event that Buyer should be required to seek relief from such breach in any court, board of arbitration or other tribunal, then the Restricted Period shall be extended for the period of time required for the pendency of such proceedings, including all appeals.

         10.3. Insurance. To the extent that claims pending under Seller's property, occupational hazard or other insurance policies prior to Closing are not transferrable and to the extent that Seller, or Dacus Properties if Seller is merged into Dacus Properties, receives distribution on such pending claims after Closing, Seller or Dacus Properties (as the case may be) shall immediately turn over any and all such distributions to Buyer together with any and all related correspondence from the insurer.


                                  ARTICLE 11

                              BROKERAGE; EXPENSES
                              -------------------

                  Neither of the Parties, nor, where applicable, any of their respective shareholders, officers, directors, or employees, has employed or will employ any broker, agent, finder, or consultant or has incurred or will incur any liability for any brokerage fees, commissions, finders' fees, or other fees, in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

                  Except as otherwise expressly provided in this Agreement, each Party agrees to bear all the respective costs, fees and expenses of any character incurred by such Party including all attorneys' fees and expenses, in connection with this Agreement or the transactions contemplated hereby.


                                  ARTICLE 12

                                     TAXES
                                     -----

                  Seller shall pay any applicable sales, documentary, use, filing, transfer, and other taxes payable as a result of the transfer of the Purchased Assets.

                                  ARTICLE 13

                                  TERMINATION
                                  -----------

         13.1. Events of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

                  13.1..1. Mutual Consent. By mutual consent of Seller and the Buyer;

                  13.1..2. Prior to Closing Date. By Seller or Buyer if the other shall have (a) misstated any representation or been in breach of any warranty contained herein or (b) been in breach of any covenant, undertaking or restriction contained herein and such misstatement of breach has not been cured by the earlier of (i) thirty (30) days after the giving of notice to such party of such misstatement or breach of (ii) the Closing Date, and in any event such other party shall not be in breach of such other party's obligations hereunder;

                  13.1..3. By Buyer. Provided that the Buyer is not in material default hereunder, if all of the conditions precedent set forth in
Section 6.2 hereof have not been met prior to May 15, 1998;

                  13.1..4. By Seller. Provided that the Seller is not in material default hereunder, if all of the conditions precedent set forth in
Section 6.1 hereof have not been met prior to May 15, 1998; and

                  13.1..5. By Either Party. Provided that such party is not in material default hereunder, by either party if the Closing does not occur on or before May 15, 1998.

         13.2. Consequences of Termination. If this Agreement is validly terminated pursuant to Section 14.1 and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect except for the provisions in Section 1.2 respecting the retention or refund of the Deposit; provided, however, that if Buyer terminates this Agreement because any of the conditions contained in
Section 6.1 have not been satisfied or if Seller terminates this Agreement because any of the conditions contained in Section 6.2 have not been satisfied then the terminating party shall have the right to pursue all of its legal remedies for breach of contract and damages; provided further that if this Agreement is validly terminated pursuant to Section 13.1 and the transactions contemplated hereby are not consummated as described above, the provisions of
Section 5.3 relating to the obligation of Buyer to keep confidential and not to use certain information obtained by it from Seller and to return documents and copies thereof to Seller and the provisions of Section 13.3 relating to responsibility for expenses shall survive. No party hereto shall have any liability to any other party in respect of a valid termination of this Agreement pursuant to Section 13.1, except to the extent set forth above and in Section 1.2.

         13.3. Expenses if No Closing. If the Closing does not occur and the transactions contemplated hereby are not consummated, then, subject to the right of a non-defaulting party to recover costs and expenses from a defaulting party pursuant to Section 13.2, all costs and expenses incurred in connection with this Agreement shall be paid by the person incurring such expenses, i.e., by Buyer if incurred by Buyer and by Seller if incurred by Seller.


                                  ARTICLE 14

                                 MISCELLANEOUS
                                 -------------

         14.1. Entire Agreement; Amendments. This Agreement, together with the Collateral Documents, constitutes the entire understanding among the Parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by all of the Parties.

         14.2. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

         14.3. Gender; Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

         14.4. Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

         14.5. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

         14.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given to the person if delivered personally or upon sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), or reputable courier services, charges prepaid, or by facsimile, to such party's address (or to such party's facsimile number).

         If to Parent or Buyer, to:

                  Owosso Corporation
                  The Triad Building
                  2200 Renaissance Boulevard, Suite 150
                  King of Prussia, PA  19406
                  Attention:  George B. Lemmon, Jr., President
                  Fax Number:  (610) 275-5122

         With a copy to:

                  Pepper Hamilton LLP
                  3000 Two Logan Square
                  Philadelphia, PA 19103
                  Attention:  Elam M. Hitchner, III, Esq.
                  Fax Number:  (215) 981-4750

         If to Seller, Dacus Properties or Dacus, to:

                  Rex Dacus, President
                  Astro Air, Inc.
                  P.O. Box 1988
                  Jacksonville, TX  75766
                  Fax Number:  (903) 586-7355

         With a copy to:

                  Norman, Thrall, Angle & Guy
                  P.O. Box 1870
                  Jacksonville, TX  75766
                  Attention:  Mr. Joseph Angle, Esq.
                  Fax Number:  (903) 586-0524

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the Party entitled to receive such notice.

         14.7. Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

         14.8. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties hereto.

         14.9. Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and assigns of the Parties, and does not confer any rights on any other persons or entities.

         14.10. Governing Law. This Agreement shall be construed and enforced in accordance with the law of the Commonwealth of Pennsylvania.

         14.11. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         14.12. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                             OWOSSO CORPORATION

                                                /s/ George B. Lemmon, Jr.
                                             By:____________________________
                                                Title: President


                                             ASTRO AIR ACQUISITION CORP.

                                                /s/ George B. Lemmon, Jr.
                                             By:____________________________
                                                Title: President


                                             ASTRO AIR, INC.

                                                /s/ Rex Dacus
                                             By:____________________________
                                                Title: President

                      [EXECUTIONS CONTINUED ON NEXT PAGE]

                                             DACUS PROPERTIES, INC.

                                                 /s/ Rex Dacus
                                             By:____________________________
                                             Title: President




                                                 /s/ Rex Dacus
                                             -------------------------------
                                             Rex Dacus